EXHIBIT 5.1

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
Telephone: (214) 855-8000
Facsimile: (214) 855-8200

January 22, 2009

Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, Kansas 66202

Ladies and Gentlemen:

We have acted as counsel to Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), with respect to legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of (i) debt securities of the Company, in one or more series, which may be senior debt securities or subordinated debt securities (collectively, the “Debt Securities”); (ii) Class A common stock, par value $0.01 per share, of the Company (the “Common Stock”); (iii) preferred stock, par value $1.00 per share, of the Company, in one or more series (the “Preferred Stock,” and together with the Common Stock, the “Company Stock”), which may be issued in the form of depositary shares evidenced by depositary receipts (the “Depositary Shares”); (iv) warrants to purchase Debt Securities, Company Stock or Depositary Shares (the “Warrants”); and (v) stock purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date (the “Stock Purchase Contracts,” and together with debt securities that may be offered together with the Stock Purchase Contracts, the “Stock Purchase Units”).  The Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts, and Stock Purchase Units are collectively referred to herein as the “Securities.”

We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit.  The Securities will be offered in amounts, at prices, and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement, or in a related free writing prospectus.  Capitalized terms not defined in the opinion letter have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the restated certificate of incorporation and amended and restated bylaws of the Company, each as amended on the date hereof; (iii) the form of senior indenture and the form of subordinated indenture filed as exhibits to the Registration Statement; and (iv) such certificates, statutes, and other instruments and documents as we consider appropriate for purposes of the opinions expressed below.  In addition, we reviewed such questions of law as we considered appropriate to enable us to render the opinions expressed below.

In connection with rendering the opinions set forth below, we have assumed that (i) all factual information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby; (vi) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement; (vii) the applicable indenture and supplemental indenture, if any, relating to the Debt Securities will be duly authorized, executed, and delivered by the parties thereto; (viii) each person signing the applicable indenture and supplemental indenture, if any, will have the legal capacity and authority to do so; (ix) a definitive purchase, underwriting, or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (x) in the case of shares of Preferred Stock of any series, the Board of Directors of the Company will have taken all necessary corporate action to designate and establish the terms of such series and will have caused a certificate of designations respecting such series to be prepared and filed with the Secretary of State of the State of Delaware; (xi) in the case of Warrants, the Board of Directors of the Company will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto; such warrant agreement will have been duly executed and delivered by the Company and the warrant agent thereunder appointed by the Company; neither such Warrants nor such warrant agreement will include any provision that is unenforceable; and such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered, and delivered in accordance with the provisions of such warrant agreement; (xii) certificates representing shares of Company Stock will have been duly executed, countersigned, registered, and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s charter documents; there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company’s charter documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to the Company or, if such shares are issuable on the conversion, exchange, redemption, or exercise of another Security, the consideration payable to the Company for such conversion, exchange, redemption, or exercise will not be less than the par value of such shares, in the case of shares of Common Stock, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Company’s Board of Directors to constitute the stated capital applicable to such shares, in the case of shares of Preferred Stock; (xiii) at the time of execution, countersignature, issuance, and delivery of the Stock Purchase Contracts and Stock Purchase Units, such Stock Purchase Contracts and Stock Purchase Units will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (xiv) any depositary agreement with respect to the Depositary Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (xv) any Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this opinion letter, we are of the opinion that:

1.                                       With respect to the Company Stock, when (i) the Company has taken all necessary action to approve the issuance of the Company Stock, the terms of the offering and related matters and (ii) the Company Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of the Company upon payment of the consideration therefor provided for therein, then such Company Stock will be validly issued, fully paid, and nonassessable.

2.                                       With respect to the Debt Securities, when (i) the applicable indenture and supplemental indenture, if any, relating either to senior Debt Securities or subordinated Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Company has taken all necessary action to approve the issuance and terms of such Debt Securities; (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and supplemental indenture, if any, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable indenture and supplemental indenture, if any, and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of the Company, then such Debt Securities will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.                                       With respect to the Warrants, when (i) the Board of Directors of the Company has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof, and related matters; (ii) a warrant agreement and any other agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company; and (iii) the Warrants or certificates representing the Warrants have been duly executed and delivered in accordance with the appropriate warrant agreement, any other agreements relating to the Warrants, and the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of the Company upon payment of the consideration therefor provided for therein, then such Warrants will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.                                       With respect to the Depositary Shares, when (i) the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with applicable law; (ii) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters; (iii) the deposit agreement relating to the Depositary Shares has been duly authorized and validly executed and delivered by the parties thereto; and (iv) the Preferred Stock that is represented by the Depositary Shares has been duly issued and delivered to the depository, and depositary receipts evidencing the Depositary Shares have been duly issued against the deposit of Preferred Stock in accordance with the deposit agreement, then such depositary receipts will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the company in accordance with the terms of the depositary receipts and the deposit agreement.

5.                                       With respect to the Stock Purchase Contracts, when (i) the Board of Directors of the Company has taken all necessary corporate action to approve and establish the terms of the Stock Purchase Contracts and to authorize and approve the issuance thereof, the terms of the offering thereof, and related matters; (ii) a purchase agreement for the Stock Purchase Contracts has been duly authorized and validly executed and delivered by the parties thereto; and (iii) the Stock Purchase Contracts have been duly executed and delivered in accordance with the purchase agreement and the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of the Company upon payment of the consideration therefor provided for therein, then such Stock Purchase Contracts will be duly authorized and validly issued and will constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms.

6.                                       With respect to the Stock Purchase Units, when (i) the Board of Directors of the Company has taken all necessary corporate action to approve and establish the terms of the Stock Purchase Units and to authorize and approve the issuance thereof, the terms of the offering thereof, and related matters; (ii) a purchase agreement for the Stock Purchase Units has been duly authorized and validly executed and delivered by the parties thereto; and (iii) the Stock Purchase Units have been duly executed and delivered in accordance with the purchase agreement and the applicable definitive purchase, underwriting, or similar agreement approved by the Board of Directors of the Company upon payment of the consideration therefor provided for therein, then such Stock Purchase Units will be duly authorized and validly issued and will constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms.

Our opinions in paragraphs 1, 2, 3, 4, 5, and 6 above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief, or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith, and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.  The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the senior indenture, subordinated indenture or any supplemental indenture that purports to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws or other laws embodying fundamental public policy.

The foregoing opinions are limited to the laws of the States of Texas and New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.